JOHN HANCOCK CAPITAL SERIES

On behalf of

JOHN HANCOCK INTERNATIONAL CLASSIC VALUE FUND

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

It is hereby agreed that on June 5, 2007, the Board of Trustees of John Hancock International Classic Value Fund (the “Fund”) voted to amend the first paragraph of Section 5 of the Fund’s Investment Management Contract, effective July 1, 2007, as follows:

5.   COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 1.05% of the average daily net asset value of the Fund up to $1,000,000,000 of average daily net assets; and (ii) 1.00% of the amount over $1,000,000,000 of average daily net assets.

Executed this 28th day of June, 2007.

John Hancock CAPITAL SERIES,
On behalf of
John Hancock International Classic Value Fund
By:	/s/Alfred P. Ouellette
Alfred P. Ouellette
Assistant Secretary
John Hancock Advisers, LLC
By:	/s/Alfred P. Ouellette
Alfred P. Ouellette
Assistant Vice President and
Senior Counsel